Exhibit 10.4

RIDER TO DEED OF TRUST WITH ASSIGNMENT OF RENTS

This Rider to Deed of Trust with Assignment of Rents is hereby attached to and made a part of that certain Deed of Trust with Assignment of Rents (Long Form) (the “Trust Deed”) dated for reference purposes as of February 15, 2012, by and between SPT-LAKE ELSINORE HOLDING CO., LLC, a Delaware limited liability company (“Trustor”), CARDINAL INVESTMENT PROPERTIES-RAMSGATE, L.P., a California limited partnership (“Beneficiary”), and FIRST AMERICAN TITLE INSURANCE COMPANY, a California corporation (“Trustee”), with reference to the following matters:

RECITALS:

      A. Trustor has executed that certain Promissory Note Secured by Deed of Trust dated concurrently with the Trust Deed (the “Note”), and pursuant to which Trustor has borrowed from Beneficiary the principal sum of Eight Hundred Thousand and No/100 Dollars ($800,000.00) (the “Loan”). The Note, the Trust Deed and such other agreements and/or instruments as may have been entered into or made by Trustor for the benefit of Beneficiary in connection with the Loan shall sometimes hereinafter be referred to as the “Loan Documents”.

      B. The lien of the Trust Deed is a monetary encumbrance upon and against the property more particularly described on Exhibit “A” to the Trust Deed and by this reference incorporated herein (the “Property”).

      C. Trustor intends this Rider to supplement and supersede, where applicable, the terms and provisions of the Trust Deed.

      Now, therefore, in consideration of the above Recitals, and other good and valuable consideration, receipt of which is hereby acknowledged, Trustor hereby agrees to be bound by, and further supplement and modify the Trust Deed with the following provisions which shall supersede any provision addressing (or silence concerning) the same issue in the Trust Deed:

1.                  Due on Sale/Encumbrance: Trustor shall not sell, transfer, assign, further encumber, hypothecate, or in any way dispose of or use as collateral for another loan or obligation of Trustor, the Property or any interest therein without first obtaining the prior written consent of Beneficiary, which consent may be granted, conditioned or withheld in the sole discretion of Beneficiary. Any violation of the restrictions set forth herein, whether by act, omission or by virtue of law, shall be considered a default in the performance of the obligations of Trustor under the Trust Deed and Beneficiary shall have the same rights with respect thereto as are provided to Beneficiary under the Trust Deed with respect to any default by Trustor in the payment of any indebtedness secured under the Trust Deed or in Trustor’s performance of any agreement thereunder.

2.                  Assignment of Leases and Rents: The following provisions supersede the provisions of Paragraph B(5) of the Trust Deed:

a. Assignment. Trustor hereby irrevocably assigns to Beneficiary all of Trustor’s right, title and interest in, to and under: (a) all leases and/or subleases of the Property, all licenses and agreements relating to the management, leasing or operation of the Property and all other agreements of any kind relating to the use or occupancy of the Property, whether now existing or entered into after the date hereof (collectively, the “Leases”); and (b) the rents, issues and profits of the Property, including, without limitation, all amounts payable and all rights and benefits accruing to Trustor under the Leases (collectively, the “Payments”). The term “Leases” shall also include all guarantees of and security for the lessees’ performance thereunder, and all amendments, extensions, renewals or modifications thereto which are permitted hereunder. This is a present and absolute assignment, not an assignment for security purposes only, and Beneficiary’s right to the Leases and Payments is not contingent upon, and may be exercised without possession of, the Property.

b. Grant of License. By acceptance of this Rider, Beneficiary shall be deemed to have conferred upon Trustor a license (the “License”) to collect and retain the Payments as they become due and payable, until the occurrence of a default under any of the Loan Documents. Upon a default and the passage of the applicable cure period without cure, the License shall be automatically revoked and Beneficiary may collect and apply the Payments without notice and without taking possession of the Property. Trustor hereby irrevocably authorizes and directs the lessees under the Leases to rely upon and comply with any notice or demand by Beneficiary for the payment to Beneficiary of any rental or other sums which may at any time become due under the Leases, or for the performance of any of the lessees’ undertakings under the Leases, and the lessees shall have no right or duty to inquire as to whether any Default has actually occurred or is then existing hereunder. Trustor hereby relieves the lessees from any liability to Trustor by reason of relying upon and complying with any such notice or demand by Beneficiary.

 c. Effect of Assignment. The foregoing irrevocable assignment shall not cause Beneficiary to be: (a) a mortgagee in possession; (b) responsible or liable for the control, care, management or repair of the Property or for performing any of the terms, agreements, undertakings, obligations, representations, warranties, covenants and conditions of the leases; or (c) responsible or liable for any waste committed on the Property by the lessees or any other parties; for any dangerous or defective condition of the Property; or for any negligence in the management, upkeep, repair or control of the Property resulting in loss or injury or death to any Lessee, licensee, employee, invitee or other person. Beneficiary shall not directly or indirectly be liable to Trustor or any other person as a consequence of: (i) the exercise or failure to exercise any of the rights, remedies or powers granted to Beneficiary hereunder; (ii) the failure or refusal of Beneficiary to perform or discharge any obligation, duty or liability of Trustor arising under the Leases.

 d. Representations and Warranties. Trustor represents and warrants that: (a) all existing Leases, if any, are in full force and effect and are enforceable in accordance with their respective terms, and no breach or default, or event which would constitute a breach or default after notice or the passage of time, or both, exists under any existing Leases; and (b) no rent or other payment under any existing Lease has been paid by any lessee for more than one (1) month in advance; and (c) none of the lessor’s interests under any of the Leases has been transferred or assigned.

 e. Covenants. Trustor covenants and agrees at Trustor’s sole cost and expense to: (a) perform the obligations of lessor contained in any Lease and enforce by all available remedies in a commercially reasonable manner performance by the lessees of the obligations of the lessees contained in the Leases; (b) give Beneficiary prompt written notice of any default which occurs with respect to any of the Leases, whether the default be that of the lessee or of the lessor; (c) exercise commercially reasonable efforts to keep all portions of the Property leased at all times at rentals not less than the fair market rental value; (d) deliver to Beneficiary fully executed, counterpart original(s) of each and every Lease if requested to do so; and (e) execute and record such additional assignments of any Lease or specific subordinations of any Lease to the Trust Deed, in form and substance acceptable to Beneficiary, as Beneficiary may reasonably request. Except with Beneficiary’s prior written consent, which consent shall not be unreasonably withheld or delayed, Trustor shall not: (i) enter into any Leases after the date hereof (except for leases executed by Trustor in the ordinary course of Trustor’s business); (ii) execute any other assignment relating to any of the Leases; (iii) discount any rent or other sums due under the Leases or collect the same in advance, other than to collect rent one (1) month in advance of the time when it becomes due; (iv) terminate, modify or amend any of the terms of the Leases or in any manner release or discharge the lessees from any obligations thereunder; (v) consent to any assignment or subletting by any lessee; or (vi) subordinate or agree to subordinate any of the Leases to any other deed of trust or encumbrance. Any such attempted action in violation of the provisions hereof shall be null and void.

   f. Intentionally Deleted. [estoppel certificates]

3.             Reinstatement of Lien. Beneficiary’s rights hereunder shall be reinstated and revived, and the enforceability of this Trust Deed shall continue, with respect to any amount at any time paid on account of any obligations secured hereby which Beneficiary is thereafter required to restore or return in connection with a bankruptcy, insolvency, reorganization or similar proceeding with respect to any Borrower.

4.             Insurance. In addition to the obligations of Trustor pursuant to Paragraph A(2) of the Trust Deed, Trustor shall maintain in effect at all times prior to the full release and reconveyance of the Trust Deed, the following insurance naming Beneficiary as an additional insured and containing a waiver of subrogation: (a) commercial general public liability insurance covering claims for bodily injury, personal injury and property damage with single limit coverage of not less than One Million Two Hundred Thousand and No/100 Dollars ($1,200,000.00) per occurrence and (b) if reasonably requested in writing by Beneficiary, all risk course of construction insurance in an amount not less than the full replacement value of the improvements to the Property.

5.             No Amendment. Neither this Rider nor the Trust Deed shall be amended without the written consent of Trustor and Beneficiary.

6.             Notices. Any notice to Trustee shall be in writing and shall be considered given when delivered by personal service or three (3) business days after placement in the U.S. mails, certified or registered mail, postage prepaid, addressed to Trustee: c/o Cardinal Development, 375 Bristol Street, Suite 50, Costa Mesa, California 92626, Attention: David J. Seidner, or such other address as Trustee may designate by written notice to Trustor. Any notice to Trustor under this Note shall be in writing and shall be considered given three (3) business days after placement in the U.S. mails, certified or registered mail, postage prepaid, addressed to Borrower: c/o Shopoff Advisors, L.P., 2 Park Plaza, Irvine, California 92614, Attention William A. Shopoff, or such other address as Trustor may designate by written notice to Trustee.

7.             Attorneys Fees. In addition to the obligations of Trustor pursuant to Paragraph A(3) of the Trust Deed, Trustor shall pay a reasonable sum as and for the attorneys fees and legal costs incurred by Beneficiary in connection with any dispute arising between the parties hereto or their legal representatives, successors and assigns, concerning any provision of this Rider or the Trust Deed, or the rights and duties of any person in relation thereto, if Beneficiary is the prevailing party in such dispute.

8.           Governing Law. The validity, interpretation and performance of this Rider or the Trust Deed shall be controlled by and construed under the laws of the State of California. The parties hereto hereby consent to the jurisdiction of the California courts with venue in Orange County in the event any dispute arises in conjunction herewith.

9.            Time of Essence. Time is of the essence. As used herein, the word “days” shall mean and refer to calendar days; provided, however, in the event a payment date or deadline falls on a Saturday, Sunday or federal holiday, such payment date or deadline shall be extended to the next following calendar day that is not a Saturday, Sunday or federal holiday.

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END OF RIDER

Dated as of the date first written above.

“Trustor”

SPT-LAKE ELSINORE HOLDING CO., LLC,

a Delaware limited liability company

By:	Shopoff Partners, L.P., a Delaware
limited partnership, sole member

By:	Shopoff General Partner, LLC, a
Delaware limited liability company,
general partner

By:	Shopoff Properties Trust, Inc.,
a Maryland corporation, manager

By:	/s/ William A. Shopoff
William A. Shopoff, President and CEO

“Beneficiary”

CARDINAL INVESTMENT PROPERTIES – RAMSGATE, L.P.,
a California limited partnership

By:	Cardinal Investment Properties, LLC, a
California limited liability company,
General Partner

	By:	/s/ David J. Seidner
David J. Seidner, General Manager